Exhibit 2.1

GENERAL MOTORS FINANCIAL COMPANY, INC.

RIGHT NOTES PLAN

The General Motors Financial Company, Inc. Right Notes Plan (the “Plan”) has been established by General Motors Financial Company, Inc. (the “Company”) to provide eligible investors with a convenient means of making investments in floating rate demand notes of the Company.

I.	Definitions

As hereinafter used:

“ACH” shall mean an electronic automated clearinghouse.

“Agent Bank” shall mean one or more banks or corporations appointed by the Company to act as agent under the Plan.

“Application” shall mean a properly executed online application delivered by each Eligible Investor to the Agent Bank, which shall require such information and provide such elections as the Committee from time to time may determine.

“Business Day” shall mean any day other than a Saturday or a Sunday or a day on which the Agent Bank is authorized or obligated by law to close.

“Committee” shall mean the GM Financial Right Notes Committee.

“Company” shall mean General Motors Financial Company, Inc., a Texas corporation.

“Eligible Investor” shall mean any person eligible to invest in the Right Notes pursuant to paragraph II hereof.

“Indenture” shall mean an indenture with one or more banks, corporations or other entities which meet the requirements of the Trust Indenture Act of 1939.

“Investment” shall mean an investment established and maintained pursuant to the Plan and recorded on the Note Register.

“Investment Balance” shall mean the amounts credited to the Investment, less the amounts debited from the Investment and the amounts redeemed by such Investor from time to time.

“Investor” shall mean any Eligible Investor having established an Investment and, in the case of a joint Investment, shall also mean each person that has been designated as having a joint interest in the Investment, all as recorded on the Note Register.

“Maximum Investment Balance” shall mean an Investment Balance greater than such amount as the Committee from time to time may determine without any prior notice to the Investors.

“Minimum Investment Balance” shall mean an Investment Balance of less than $500 (or such other amount as the Committee from time to time may determine without any prior notice to the Investors).

“Note Register” shall have the meaning set forth in paragraph III hereof.

“Plan” shall mean the General Motors Financial Company, Inc. Right Notes Plan.

“Registered Investment Address” shall mean the address of an Investor to which notices related to the Right Notes are to be sent.

“Right Notes” shall mean the Company’s nontransferable variable denomination floating rate demand notes, marketed and sold as the Right Notes, issued pursuant to and in accordance with the terms, conditions and provisions of the Indenture, as in effect from time to time.

“Trustee” shall mean one or more banks, corporations or other entities, appointed by the Company, to act as trustee for Right Notes issued pursuant to the Plan.

II.	Eligibility

(a) Except as hereinafter provided, any individual or entity possessing a valid Social Security number or U.S. Federal tax identification number and whose registered address is in the United States may invest in the Right Notes issued pursuant to the Plan, provided that such investment is not otherwise prohibited under applicable law.

(b) The Committee may, from time to time in its sole discretion, limit or expand the categories of persons who shall be eligible to invest in the Right Notes, subject to such limitations or regulations as the Committee from time to time may prescribe.

(c) The Company has the sole right to accept investments in Right Notes and may reject, at its sole discretion, any proposed investment in Right Notes in whole or in part.

III.	Establishment of Investments — Note Register

Investments shall be established by the Eligible Investor delivering to the Agent Bank a properly executed Application, which shall require such information and provide such elections as the Committee from time to time may determine, together with such other forms and undertakings as may be designated by the Committee from time to time.

Subject to such limitations or regulations as the Company from time to time may prescribe, each Eligible Investor may establish and maintain one or more of the following types of Investments: individual investments; joint investments; investments by a firm, corporation, limited liability company, partnership or association; trust investments; custodial investments pursuant to the applicable Uniform Gifts to Minors Act of the state in which the Eligible Investor resides; and such other categories of investments as the Company from time to time may determine in its sole discretion. In the case of any trust investment, the income of such trust must be subject to U.S. Federal income taxation regardless of its source.

The Agent Bank shall maintain a listing (the “Note Register”) setting forth such information regarding each Investment as the Committee from time to time may determine, including but not limited to the name of the Investor, such Investor’s social security number or taxpayer identification number, the Registered Investment Address, the Investment Balance and accrued and unpaid interest on the Investment Balance.

IV.	Investment Under the Plan — Issuance of Right Notes

All Investments under the Plan by an Investor shall be recorded by the Agent Bank on the Note Register. The Notes shall be issued under the Indenture between the Company and the Trustee, as amended or supplemented from time to time in accordance with the terms thereof.

The principal amount of Right Notes issued to an Investor under the Plan shall at all times be equal to the Investment Balance in such Investor’s Investment and shall bear interest from time to time at the rate provided for in paragraph V hereof.

An Investor’s initial investment must be funded by ACH transfer from a U.S. bank account that was linked to the Investor’s account in connection with completing the Application.

Subject to such limitations and requirements as the Committee from time to time may determine, an Investor may make additional Investments from time to time by delivering to the Agent Bank a check for the amount of the Investment. Investments by check may be made by mailing it to the Agent Bank. Investments by check shall be credited to the Investor’s account no later than the first Business Day on which the check investment shall be received by mail by the Agent Bank in proper form, provided that the check is received prior to 10:00 a.m. Eastern Time. Interest shall begin to accrue on such check investment as of the Business Day such check investment shall have been credited to the Investor’s Investment. Amounts invested by check may not be redeemed from an Investment Balance for a period of five Business Days following receipt of the check investment in proper form by the Agent Bank.

Subject to such limitations and requirements as the Committee from time to time may determine, an Investor may make additional Investments from time to time by wire transfer of funds to the Agent Bank in the amount of the Investment. Investments by wire transfer shall be credited to the Investor’s Investment and shall begin earning interest on the same Business Day the wire is received, provided that the funds have been received by the Agent Bank by 2:00 p.m. Eastern Time. Amounts invested by wire transfer are available for redemption from an Investment Balance the same day such Investments are credited to the Investor’s Investment. Anything herein to the contrary notwithstanding, neither the Company nor the Agent Bank shall assume any responsibility for delays in the crediting of investments by electronic transfer resulting from delays in funds wiring systems.

Subject to such limitations and requirements as the Committee from time to time may determine, an Investor may make additional Investments from time to time by ACH transfer of funds to the Agent Bank in the amount of the Investment. Investors may also establish automatic recurring ACH investment transactions from a linked U.S. bank account. Investments made by ACH transfer shall be invested in Right Notes and begin to accrue interest on the same day the Investor’s money is credited. Amounts invested by ACH transfer may not be redeemed from an Investment Balance for a period of five Business Days after such Investments are credited to the Investor’s Investment. An Investor may change or terminate automatic ACH investments at any time.

Subject to such limitations and requirements as the Committee from time to time may determine, current employees or retirees of General Motors Company or the Company or one of their respective subsidiaries, may instruct General Motors Company, the Company, other issuers of regularly recurring payments, or, in the case of social security payments, the Social Security Administration, to invest all or a portion of such Investors net pay, annuity or pension payments, social security payments or other recurring payments directly into Right Notes and authorize the Agent Bank to receive such Investments. Investments by direct investment must be made by ACH transfer. The proceeds from direct investments made by ACH transfer of funds shall be invested in Right Notes and begin to accrue interest on the same day the Investor’s money is credited. Direct investments made by ACH transfer are available for redemption from an Investment Balance after the same day such Investments are credited to the Investor’s Investment.

Investments under the Plan may be made by such further methods and subject to such limitations and requirements as the Committee from time to time may determine.

V.	Interest Rate

(a) Each Right Note shall bear interest from time to time at a floating rate per annum to be determined by the Committee on a weekly basis to be effective on the following Monday. Such rate of interest will be determined by the Committee in the manner and on the basis chosen by the Committee in its sole discretion. The Committee may delegate the authority to set the interest rate on the Right Notes to the Chief Financial Officer of the Company or such other person or persons as the Committee determines in its sole discretion.

(b) The Committee may, in its sole discretion, provide for differing interest rates based on, among other criteria that the Committee considers relevant, Investment Balance size. Investors shall be notified in accordance with paragraph XI hereof in the event that the Committee determines that it will provide for differing interest rates, or following the application of differing interest rates, upon a determination to again apply a uniform interest rate, or upon any subsequent change in the application of differing or uniform interest rates. Under no circumstances shall the Committee be obligated to provide differing interest rates to different sized Right Notes, as permitted under the Plan.

(c) Interest on each Right Note shall accrue and be compounded daily, at the rate in effect each day, based on a 365/366-day year.

(d) On the last Business Day of each calendar month, interest accrued during the month on the principal amount of the Right Notes shall be paid by the Company and reinvested in the Right Notes, thereby increasing the principal amount of such Right Notes, or, in the case of investors who have elected automatic monthly interest redemption, shall be redeemed in accordance with paragraph VI.

VI.	Redemption of Right Notes — Termination of Investments

(a) Subject to the provisions of this paragraph VI, the Investor may redeem a portion of the principal amount of the Note evidencing amounts invested by the Investor in the Right Notes at any time and from time to time by instructing the Agent Bank through an automated telephone line, telephone or written request or the Right Notes website to have the proceeds transferred to the Investor’s pre-designated U.S. bank account through an ACH transfer (subject to such minimum redemption amounts, fees and other limitations and requirements as the Committee may determine).

Subject to the provisions of this paragraph VI, the Investor may authorize the Agent Bank to automatically (1) redeem a specified part of a Note (minimum of $50) on either a monthly or quarterly basis or (2) redeem the interest accrued and posted to such Investor’s Right Notes on a monthly basis, in each case by selecting the respective option on the Right Notes website or in a subsequent written request. These automatic monthly or quarterly redemption options shall be available only to Investors with designated bank account instructions for redemption by ACH on file with the Agent Bank.

The Committee may designate from time to time other methods of redemption of the Right Notes by Investors under the Plan, which shall be subject to such limitations and requirements as the Committee may determine.

An Investor may voluntarily elect to close such Investor’s Investment by telephone or written notice to the Agent Bank. Upon election by the Investor to close their Investment, the amount of such Investor’s Investment Balance, together with accrued and unpaid interest to, but not including, the Business Day immediately prior to the date of redemption, less applicable fees, shall be paid by check sent to the Investor as such Investor’s interests shall appear at the Registered Investment Address.

(b) The Company shall have the right to redeem, at any time at its option, including in the event the Plan is modified, suspended or terminated pursuant to paragraph XII hereof, all or any part of the Right Notes. Any partial redemption of the Right Notes will be effected by lot or pro rata or by any other method that is deemed fair and appropriate by the Company. Interest on the redeemed amount shall cease to accrue on and after the effective date on which the redeemed principal amount shall have become due and payable.

(c) With respect to any Investment which shall have a Minimum Investment Balance for a continuing period of three consecutive calendar month ends (or such other period as the Committee from time to time may determine), the Company shall have the right to terminate such Investor’s investment in the Right Notes and to redeem the principal amount of the Right Notes together with accrued and unpaid interest thereon, less applicable fees. In the event of such a redemption, the Company shall cause the Agent Bank to mail the proceeds thereof to the Investor as such Investor’s registered interests shall appear at the Registered Investment Address and to terminate the Investment. Interest on the redeemed amount accrues to, but does not include, the effective date on which the redeemed principal amount shall have become due and payable.

With respect to any Investment which shall have a Maximum Investment Balance, the Company shall have the right to redeem the principal amount of the Right Notes in excess of the Maximum Investment Balance (or such greater amount as specified by the Committee in the notice to the Investor) together with accrued and unpaid interest thereon, less applicable fees. In the event of such a redemption, the Company shall cause the Agent Bank to have the proceeds thereof transferred to the Investor’s pre-designated U.S. bank account through an ACH transfer. Interest on the redeemed principal amount accrues to, but does not include, the effective date on which the redeemed principal amount shall have become due and payable.

The Company shall have the right to redeem any Right Notes of any Investor who is not or is no longer eligible to invest in the Right Notes in accordance with paragraph II hereof, or who has abused or misused the investment or redemption provisions applicable to the Right Notes or whose investments are otherwise inconsistent with the objectives of the Plan, in each case as the Company determines in its sole judgment and discretion. In such circumstances, the Company shall notify the Investor of its intention to redeem in full the Right Notes on the third Business Day following the date of the Company’s notice. In the event of such a redemption, the Company shall cause the Agent Bank to mail the proceeds thereof to the Investor as such Investor’s registered interests shall appear at the Registered Investment Address. Interest on the redeemed principal amount accrues to, but does not include, the effective date on which the redeemed principal amount shall have become due and payable.

The Company shall have the right to redeem from time to time, without prior notice to any Investor, all or a portion of the Right Notes of an Investor in an amount equal to any applicable fees established under the Plan that are then owed by such Investor. In such instance, the redemption proceeds shall be deemed paid by reducing the principal amount of such Investor’s Notes by the amount of such unpaid fees, which reduction shall be applied to the payment of such fees. Such redemption shall be effective upon notice from the Company to the Agent Bank, and the date of such notice shall be the effective date for the redemption of such amount of the Right Notes. On the effective date of such a redemption, any interest on the portion of the Right Notes so called for redemption shall cease to accrue. Notice of such redemptions shall be provided to the Investor of the Right Notes so redeemed in the manner and at the times as determined from time to time by the Committee.

VII.	Trustee

The Company shall appoint the Trustee for Right Notes issued pursuant to the Plan and shall enter into the Indenture. Subject to the requirements of the Indenture, the Company and the Trustee may amend or supplement the Indenture from time to time.

VIII.	Agent Bank

The Company shall appoint the Agent Bank and at any time may remove the Agent Bank and appoint a successor Agent Bank. The Company may, without reference to or any action by any Investor or other Investor, enter into such agreement or further agreements and take such other steps and execute such other instruments as the Company in its sole discretion may deem necessary or desirable to carry the Plan into effect or to facilitate its administration.

IX.	Committee

The Company’s Board of Directors has authorized the establishment of the Committee consisting of at least three persons. The Company shall from time to time designate the members of the Committee and an alternate for each of such members, who shall have full power to act in the absence or inability to act of such member. The Committee shall act by a majority of its members, with or without a meeting.

The Committee shall have full power and authority to administer the Plan, to interpret its provisions, to adopt forms for use thereunder, to adopt rules and regulations in connection therewith and to make the determinations thereunder provided for it to be made. Any interpretation of the provisions of the Plan by the Committee shall be final and conclusive, and shall bind and may be relied on by all parties in interest to the Plan.

No member of the Committee or alternate for a member or a director, officer or employee of the Company shall be liable for any action or failure to act under or in connection with the Plan, except for his or her own bad faith. Each director, officer or employee of the Company who is or shall have been designated to act on behalf of the Company and each person who is or shall have been a member of the Committee or an alternate for a member or a director, officer or employee of the Company, as such, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof (with the Company’s written approval) or paid by him or her in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of his or her bad faith subject, however, to the condition that, upon the assertion or institution of any such claim, action, suit or proceeding against him or her, he or she shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.

X.	Investment Statements

As soon as practicable after the end of each calendar month, or such other period as may be determined from time to time by the Committee, there shall be made available with respect to each Investment a statement setting forth a summary of all transactions in such Investment during such month, or other period, including beginning and ending Investment Balances, interest credited, any relevant fees or charges and such additional information as the Committee from time to time may determine. Such statements shall be deemed to have been accepted by the Investor as correct unless written notice to the contrary shall be received by the Agent Bank within 30 days after the posting such statements to the Right Notes website or the distribution of such statement in any other method as specified by the Committee.

XI.	Notices, etc.

All notices, statements and other communications from the Agent Bank or the Company to an Investor shall be deemed to have been duly given, furnished, delivered or transmitted, as the case may be, when delivered to (or when mailed to) the most recent Registered Investment Address.

All notices, instructions and other communications from an Investor to the Company or Agent Bank required or permitted hereunder (including without limitation Applications and redemption requests) shall be in the respective forms from time to time prescribed therefor by the Committee, shall be mailed by first-class mail or delivered to such location as shall be specified by and upon forms prescribed by the Committee and shall be deemed to have been duly given and delivered upon receipt by the Company or the Agent Bank, as the case may be, at such location.

From time to time as necessary to facilitate the administration of the Plan, the Company, the Agent Bank, the Trustee and the Committee shall deliver to each other copies or consolidations of such notices, instructions or other communications in respect of the Plan as it may receive from Investors.

XII.	Termination, Suspension and Modification

The Company may terminate the Plan and the Right Notes program at any time or from time to time suspend or modify any provision thereof. The Company may at any time or from time to time terminate or modify the Plan or suspend for any period the operation of any provision thereof in respect of any Investors located in one or more jurisdictions. Any such termination, modification or suspension of the Plan may affect Investors with Investments at the time thereof, as well as future Investors, but may not affect the rights of an Investor unless such proposed action shall have been communicated to such Investor in sufficient time prior to the effective date thereof to permit such Investor to redeem amounts credited to such Investor’s Investment together with accrued and unpaid interest in accordance with the terms of the Plan in effect prior to the effective date of such termination, modification or suspension. The Company shall notify the Trustee promptly after any such termination, modification or suspension of the Plan. Any modification that adversely affects the rights or duties of the Trustee may be made only with the consent of the Trustee.

Anything herein to the contrary notwithstanding, no such termination or modification of the Plan or suspension or any provision thereof may diminish the Investment Balance of any Investor, or such Investor’s unpaid interest thereon.

XIII.	Rights Not Transferable

Except in the case of (i) redemptions in accordance with paragraph VI hereof, and (ii) the establishment and subsequent termination of joint, custodial and trust Investments, no right or interest of any Investor under the Plan or in such Investor’s Investment or the Right Notes issued in connection therewith shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any other manner, but excluding transfer by death or mental incompetency. No attempted assignment or transfer thereof shall be effective, and no right or interest of any Investor under the Plan or in an Investment or the Right Notes issued in connection therewith shall be pledged or hypothecated to secure, or otherwise be made subject to, any obligation or liability of such Investor. Notwithstanding the provisions of this paragraph XIII, an Investment may be debited for all amounts which the Company or the Agent Bank shall have caused, in error, to be credited to such Investment.

XIV.	Fees

The Committee may designate from time to time such fees in connection with investments or redemptions in the Right Notes or otherwise in connection with the Right Notes, including fees for insufficient funds, for stop payment requests and wire redemptions as shall be determined by the Committee, provided the Committee shall communicate such fees to the Investors in sufficient time prior to the effective date thereof to permit the Investors to redeem amounts credited to their respective Investments together with accrued and unpaid interest in accordance with the terms of the Plan in effect prior to the effective date of such fees. Redemptions by wire transfer may result in an additional charge by the institutions handling the transfer.

XV.	Miscellaneous

The records of the Company, the Agent Bank, the Trustee and the Committee shall be conclusive in respect of all matters involved in the administration of the Plan.

Except as specified in paragraph XIV, all expenses of administering the Plan, including without limitation the fees of the Agent Bank and the Trustee and other expenses charged or incurred by the Agent Bank and the Trustee, shall be borne by the Company, and no charge or penalty shall be imposed by the Company, the Agent Bank or the Trustee against any Investment or Investor by reason of participation in the Plan; provided, however, that neither the Company, the Agent Bank nor the Trustee shall have any liability for any cost incurred by an Investor including, but not limited to, costs incurred in connection with the wiring of funds to make investments under the Plan.

The Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of laws principles.

XVI.	Effectiveness

The Plan shall be effective as of the date that the Registration Statement on Form S-3 with respect to the initial offering of the Right Notes is filed with the Securities and Exchange Commission and becomes effective.